Exhibit 99.1

Global Medical REIT Announces Third Quarter 2022 Financial Results

Invests $51 Million in Medical Real Estate During Third Quarter and $149 Million Year-to-Date

Adds $150 Million Term Loan to Credit Facility

80% of Overall Indebtedness is Fixed-Rate Debt

Bethesda, MD – November 2, 2022 – (BUSINESS WIRE) – Global Medical REIT Inc. (NYSE: GMRE) (the “Company” or “GMRE”), a net-lease medical office real estate investment trust (REIT) that owns and acquires purpose-built healthcare facilities and leases those facilities to strong healthcare systems and groups with leading market share, today announced financial results for the three and nine months ended September 30, 2022 and other data.

Jeffrey M. Busch, Chairman, Chief Executive Officer and President stated, “With occupancy of approximately 97% and successful 2022 tenant retention and lease ups, our third quarter results continued to highlight the strength of our portfolio and stability of our tenant base. Additionally, we sourced and closed $51 million of new acquisitions, at an average cap rate of 7.1%. Looking ahead to the balance of the year, we will remain prudent and disciplined in allocating our capital. We believe we have solid liquidity and a strong balance sheet, recently fortified with a new fixed rate $150 million term loan, and extended maturities of our credit facility. I want to thank the entire team for their contributions to our results.”

Third Quarter 2022 Highlights

•	Net income attributable to common stockholders was $8.1 million, or $0.12 per diluted share, as compared to $3.7 million, or $0.06 per diluted share, in the comparable prior year period.
•	Funds from Operations (“FFO”) of $16.2 million, or $0.23 per share and unit, as compared to $15.8 million, or $0.23 per share and unit, in the comparable prior year period.
•	Adjusted Funds from Operations (“AFFO”) of $17.1 million, or $0.25 per share and unit, as compared to $16.4 million, or $0.24 per share and unit, in the comparable prior year period.
•	Increased total revenue 18.1% year-over-year to $35.4 million, primarily driven by the Company’s acquisition activity.
•	Completed five acquisitions encompassing an aggregate 247,346 leasable square feet, for an aggregate purchase price of $50.8 million and a weighted average cap rate of 7.1%.
•	Sold a medical office building located in Germantown, Tennessee, receiving gross proceeds of $17.9 million, resulting in a gain of $6.8 million.
•	Amended credit facility to, among other things: (i) add a new $150 million term loan with a maturity date of February 1, 2028, (ii) extend the maturity of the revolver component of the credit facility from May 2025 to August 2026 with two six-month company-controlled extension options, and (iii) transition all LIBOR-based loans under the credit facility to SOFR-based loans.
•	Entered into interest rate swaps with a notional value of $150 million that fix the SOFR component of the new term loan at 2.54% through its maturity.

Nine Month 2022 Highlights

•	Net income attributable to common stockholders was $13.0 million, or $0.20 per diluted share, as compared to $8.0 million, or $0.13 per diluted share, in the comparable prior year period.
•	FFO of $48.6 million, or $0.70 per share and unit, as compared to $42.6 million, or $0.67 per share and unit, in the comparable prior year period.
•	AFFO of $51.5 million, or $0.74 per share and unit, as compared to $45.0 million, or $0.71 per share and unit, in the comparable prior year period.
•	Increased total revenue 18.0% year-over-year to $101.0 million, primarily driven by the Company’s acquisition activity.
•	Completed 14 acquisitions encompassing an aggregate 583,253 leasable square feet, for an aggregate purchase price of $148.9 million and a weighted average cap rate of 7.2%.
•	Generated $10.3 million in gross proceeds from ATM equity issuances at an average offering price of $17.15 per share.

Financial Results

Rental revenue for the third quarter 2022 increased 18.0% year-over-year to $35.3 million, reflecting the growth in the Company’s portfolio. Third quarter 2022 rental revenue includes $5.0 million of net lease expense recoveries, compared to $3.2 million in the comparable prior year period.

Total expenses for the third quarter were $32.1 million, compared to $24.6 million for the comparable prior year period, primarily reflecting higher operating, depreciation, and amortization expenses due primarily to the growth in the Company’s portfolio.

Interest expense for the third quarter was $7.0 million, compared to $4.8 million for the comparable prior year period. This change reflects the impact of a higher average borrowings and increased interest rates compared to the prior year period.

Net income attributable to common stockholders for the third quarter totaled $8.1 million, or $0.12 per diluted share, compared to $3.7 million, or $0.06 per diluted share, in the comparable prior year period. Included in the $8.1 million is a $6.8 million gain from the sale of the Company’s Germantown, Tennessee facility.

The Company reported FFO of $16.2 million, or $0.23 per share and unit, and AFFO of $17.1 million, or $0.25 per share and unit, for the third quarter, which compares to FFO of $15.8 million, or $0.23 per share and unit, and AFFO of $16.4 million, or $0.24 per share and unit, in the comparable prior year period.

Investment Activity

During the third quarter of 2022, the Company completed five acquisitions, encompassing an aggregate 247,346 leasable square feet, for an aggregate purchase price of $50.8 million at a weighted average cap rate of 7.1%.

In July 2022, the Company sold its medical office building located in Germantown, Tennessee receiving gross proceeds of $17.9 million, resulting in a gain on sale of $6.8 million.

Portfolio Update

As of September 30, 2022, the Company’s portfolio was 96.8% occupied and comprised of 4.9 million leasable square feet with an annualized base rent of $113.7 million. As of September 30, 2022, the weighted average lease term for the Company’s portfolio was 6.4 years with weighted average annual rental escalations of 2.1%, and the Company’s portfolio rent coverage ratio was 4.7 times.

Balance Sheet and Equity Issuances

At September 30, 2022, total debt outstanding, including outstanding borrowings on the credit facility and notes payable (both net of unamortized debt issuance costs), was $692.8 million and the Company’s leverage was 47.6%. As of September 30, 2022, the Company’s debt carried a weighted average interest rate of 3.9% and a weighted average remaining term of 4.2 years.

On August 1, 2022, the Company amended its credit facility to, among other things, (i) add a new $150 million term loan component to the facility with a maturity date of February 1, 2028, (ii) extend the maturity date of the revolver component of the credit facility from May 2025 to August 2026 with two six-month company-controlled extension options, and (iii) transition all LIBOR-based loans under the credit facility to SOFR-based loans.

In connection with the new term loan, the Company entered into interest rate swaps that commenced in October 2022 with a notional value of $150 million that fix the SOFR component of the new term loan at 2.54% through its maturity. Based on the Company’s leverage as of September 30, 2022, and inclusive of a 10-basis point LIBOR-to-SOFR spread adjustment, the interest rate on the new term loan is 4.15%. The Company also converted all existing current and forward interest rate swaps from LIBOR-based to SOFR-based during the quarter.  Following these activities, all of the Company’s debt and interest rate swaps that were previously LIBOR-based are now SOFR-based.

As a result of this quarter’s debt activity, including the Company’s credit facility amendment, new term loan and related interest rate swaps, the Company’s total indebtedness consisted of approximately 80% fixed debt at September 30, 2022.  The fixed debt totaled $558.4 million on a gross basis at September 30, 2022, with a weighted average interest rate of 3.75% at current leverage and weighted average maturity of 4.0 years.  Due to the Company’s forward swap structures, the weighted average interest rate on fixed debt will improve over the next few years.  Weighted average interest rates on the Company’s fixed debt are expected to decrease to approximately 3.67% in 2023, 3.50% in 2024, and 3.43% in 2025, based on the Company’s current leverage.

As of November 1, 2022, the Company’s borrowing capacity under the credit facility was $243.8 million.

During the nine months ended September 30, 2022, the Company issued 0.6 million shares of its common stock through its ATM program at an average offering price of $17.15 per share, generating gross proceeds of $10.3 million. The Company did not issue any shares of common stock under its ATM program during the third quarter of 2022 or from October 1, 2022 through November 1, 2022.

Dividends

On September 9, 2022, the Board of Directors (the “Board”) declared a $0.21 per share cash dividend to common stockholders and unitholders of record as of September 23, 2022, which was paid on October 11, 2022, representing the Company’s third quarter 2022 dividend payment. The Board also declared a $0.46875 per share cash dividend to holders of record as of October 15, 2022 of the Company’s Series A Preferred Stock, which was paid on October 31, 2022. This dividend represented the Company’s quarterly dividend on its Series A Preferred Stock for the period from July 31, 2022 through October 30, 2022.

SUPPLEMENTAL INFORMATION

Details regarding these results can be found in the Company’s supplemental financial package available on the Investor Relations section of the Company’s website at http://investors.globalmedicalreit.com/.

CONFERENCE CALL AND WEBCAST INFORMATION

The Company will host a live webcast and conference call on Thursday, November 3, 2022 at 9:00 a.m. Eastern Time. The webcast is located on the “Investor Relations” section of the Company’s website at http://investors.globalmedicalreit.com/.

To Participate via Telephone:

Dial in at least five minutes prior to start time and reference Global Medical REIT Inc.

Domestic: 1-877-704-4453

International: 1-201-389-0920

Replay:

An audio replay of the conference call will be posted on the Company’s website.

NON-GAAP FINANCIAL MEASURES

General

Management considers certain non-GAAP financial measures to be useful supplemental measures of the Company's operating performance. For the Company, non-GAAP measures consist of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre” and “Adjusted EBITDAre”), FFO and AFFO. A non-GAAP financial measure is generally defined as one that purports to measure financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable measure determined in accordance with GAAP.  The Company reports non-GAAP financial measures because these measures are observed by management to also be among the most predominant measures used by the REIT industry and by industry analysts to evaluate REITs. For these reasons, management deems it appropriate to disclose and discuss these non-GAAP financial measures.

The non-GAAP financial measures presented herein are not necessarily identical to those presented by other real estate companies due to the fact that not all real estate companies use the same definitions. These measures should not be considered as alternatives to net income, as indicators of the Company's financial performance, or as alternatives to cash flow from operating activities as measures of the Company's liquidity, nor are these measures necessarily indicative of sufficient cash flow to fund all of the Company's needs. Management believes that in order to facilitate a clear understanding of the Company's historical consolidated operating results, these measures should be examined in conjunction with net income and cash flows from operations as presented elsewhere herein.

FFO and AFFO

FFO and AFFO are non-GAAP financial measures within the meaning of the rules of the United States Securities and Exchange Commission (“SEC”). The Company considers FFO and AFFO to be important supplemental measures of its operating performance and believes FFO is frequently used by securities analysts, investors, and other interested parties in the evaluation of REITs, many of which present FFO when reporting their results. In accordance with the National Association of Real Estate Investment Trusts’ (“NAREIT”) definition, FFO means net income or loss computed in accordance with GAAP before noncontrolling interests of holders of OP units and LTIP units, excluding gains (or losses) from sales of property and extraordinary items, less preferred stock dividends, plus real estate-related depreciation and amortization (excluding amortization of debt issuance costs and above and below market lease amortization expense), and after adjustments for unconsolidated partnerships and joint ventures. Because FFO excludes real estate-related depreciation and amortization (other than amortization of debt issuance costs and above and below market lease amortization expense), the Company believes that FFO provides a performance measure that, when compared period-over-period, reflects the impact to operations from trends in occupancy rates, rental rates, operating costs, development activities and interest costs, providing perspective not immediately apparent from the closest GAAP measurement, net income or loss.

AFFO is a non-GAAP measure used by many investors and analysts to measure a real estate company’s operating performance by removing the effect of items that do not reflect ongoing property operations. Management calculates AFFO by modifying the NAREIT computation of FFO by adjusting it for certain cash and non-cash items and certain recurring and non-recurring items. For the Company these items include: (a) recurring acquisition and disposition costs, (b) loss on the extinguishment of debt, (c) recurring straight line deferred rental revenue, (d) recurring stock-based compensation expense, (e) recurring amortization of above and below market leases, (f) recurring amortization of debt issuance costs, (g) recurring lease commissions, and (h) other items.

Management believes that reporting AFFO in addition to FFO is a useful supplemental measure for the investment community to use when evaluating the operating performance of the Company on a comparative basis.

EBITDAre and Adjusted EBITDAre

We calculate EBITDAre in accordance with standards established by NAREIT and define EBITDAre as net income or loss computed in accordance with GAAP plus depreciation and amortization, interest expense, gain or loss on the sale of investment properties, and impairment loss, as applicable.

We define Adjusted EBITDAre as EBITDAre plus non-cash stock compensation expense, non-cash intangible amortization related to above and below market leases, preacquisition expense and other normalizing items. Management considers EBITDAre and Adjusted EBITDAre important measures because they provide additional information to allow management, investors, and our current and potential creditors to evaluate and compare our core operating results and our ability to service debt.

RENT COVERAGE RATIO

For purposes of calculating our portfolio weighted-average EBITDARM coverage ratio (“Rent Coverage Ratio”), we excluded credit-rated tenants or their subsidiaries for which financial statements were either not available or not sufficiently detailed. These ratios are based on latest available information only. Most tenant financial statements are unaudited and we have not independently verified any tenant financial information (audited or unaudited) and, therefore, we cannot assure you that such information is accurate or complete. Certain other tenants (approximately 16.4% of our portfolio) are excluded from the calculation due to (i) lack of available financial information or (ii) small tenant size. Additionally, included within 16.4% of non-reporting tenants is Pipeline Healthcare, which filed for Chapter 11 bankruptcy protection in October of 2022. Additionally, our Rent Coverage Ratio adds back physician distributions and compensation. Management believes all adjustments are reasonable and necessary.

ANNUALIZED BASE RENT

Annualized base rent represents monthly base rent for most recent month or month of acquisition, multiplied by 12 (or estimated NOI where more reflective of property performance). Accordingly, this methodology produces an annualized amount as of a point in time but does not take into account future contractual rental rate increases. Additionally, properties that are accounted for on a cash-collected basis are not included in annualized base rent.

CAPITALIZATION RATE

The capitalization rate (“cap rate”) for an acquisition is calculated by dividing current Annualized Base Rent by contractual purchase price. For the portfolio capitalization rate, certain adjustments, including for subsequent capital invested, are made to the contractual purchase price.

FORWARD-LOOKING STATEMENTS

Certain statements contained herein may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is the Company’s intent that any such statements be protected by the safe harbor created thereby. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "plan," "predict," "project," "will," "continue" and other similar terms and phrases, including references to assumptions and forecasts of future results. Except for historical information, the statements set forth herein including, but not limited to, any statements regarding our earnings, our liquidity, our tenants’ ability to pay rent to us, expected financial performance (including future cash flows associated with new tenants or the expansion of current properties), future dividends or other financial items; any other statements concerning our plans, strategies, objectives and expectations for future operations and future portfolio occupancy rates, our pipeline of acquisition opportunities and expected acquisition activity, including the timing and/or successful completion of any acquisitions and expected rent receipts on these properties, our expected disposition activity, including the timing and/or successful completion of any dispositions and the expected use of proceeds therefrom, and any statements regarding future economic conditions or performance are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although the Company believes that the expectations, estimates and assumptions reflected in its forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of the Company’s forward-looking statements. Additional information concerning us and our business, including additional factors that could materially and adversely affect our financial results, include, without limitation, the risks described under Part I, Item 1A - Risk Factors, in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, and in our other filings with the SEC. You are cautioned not to place undue reliance on forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking statement.

Investor Relations Contact:

Stephen Swett

stephen.swett@icrinc.com

203.682.8377

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Balance Sheets

(unaudited, and in thousands, except par values)

	As of
	September 30, 2022	December 31, 2021
Assets
Investment in real estate:
Land	$168,289	$152,060
Building	1,079,380	985,091
Site improvements	21,983	19,021
Tenant improvements	65,004	58,900
Acquired lease intangible assets	147,836	127,931
	1,482,492	1,343,003
Less: accumulated depreciation and amortization	(182,255)	(143,255)
Investment in real estate, net	1,300,237	1,199,748
Cash and cash equivalents	3,199	7,213
Restricted cash	10,396	5,546
Tenant receivables, net	6,382	6,070
Due from related parties	337	163
Escrow deposits	7,660	5,957
Deferred assets	28,667	25,417
Derivative asset	36,926	1,236
Goodwill	5,903	5,903
Other assets	7,042	6,232
Total assets	$1,406,749	$1,263,485

Liabilities and Equity
Liabilities:
Credit Facility, net of unamortized debt issuance costs of $9,802 and $8,033 at September 30, 2022 and December 31, 2021, respectively	$634,898	$514,567
Notes payable, net of unamortized debt issuance costs of $491 and $607 at September 30, 2022 and December 31, 2021, respectively	57,918	57,162
Accounts payable and accrued expenses	13,100	10,344
Dividends payable	15,777	15,668
Security deposits	5,404	4,540
Derivative liability	—	7,790
Other liabilities	6,848	7,709
Acquired lease intangible liability, net	8,220	8,128
Total liabilities	742,165	625,908
Commitments and Contingencies
Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized; 3,105 issued and outstanding at September 30, 2022 and December 31, 2021, respectively (liquidation preference of $77,625 at September 30, 2022 and December 31, 2021, respectively)	74,959	74,959
Common stock, $0.001 par value, 500,000 shares authorized; 65,518 shares and 64,880 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	66	65
Additional paid-in capital	722,074	711,414
Accumulated deficit	(185,316)	(157,017)
Accumulated other comprehensive income (loss)	36,883	(6,636)
Total Global Medical REIT Inc. stockholders' equity	648,666	622,785
Noncontrolling interest	15,918	14,792
Total equity	664,584	637,577
Total liabilities and equity	$1,406,749	$1,263,485

GLOBAL MEDICAL REIT INC.

Condensed Consolidated Statements of Operations

(unaudited, and in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Rental revenue	$35,347	$29,967	$100,877	$85,492
Other income	59	16	100	101
Total revenue	35,406	29,983	100,977	85,593

Expenses
General and administrative	3,961	3,852	12,494	12,519
Operating expenses	6,679	3,973	18,050	10,964
Depreciation expense	10,128	8,639	29,428	24,779
Amortization expense	4,287	3,303	12,202	9,443
Interest expense	6,963	4,830	17,166	14,887
Preacquisition expense	112	18	242	146
Total expenses	32,130	24,615	89,582	72,738

Income before gain on sale of investment property	3,276	5,368	11,395	12,855
Gain on sale of investment property	6,753	—	6,753	—

Net income	$10,029	$5,368	$18,148	$12,855
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Less: Net income attributable to noncontrolling interest	(517)	(224)	(830)	(492)
Net income attributable to common stockholders	$8,057	$3,689	$12,952	$7,997

Net income attributable to common stockholders per share – basic and diluted	$0.12	$0.06	$0.20	$0.13

Weighted average shares outstanding – basic and diluted	65,518	64,204	65,443	59,398

Global Medical REIT Inc.

Reconciliation of Net Income to FFO and AFFO

(unaudited, and in thousands, except per share and unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$10,029	$5,368	$18,148	$12,855
Less: Preferred stock dividends	(1,455)	(1,455)	(4,366)	(4,366)
Depreciation and amortization expense	14,387	11,915	41,547	34,140
Gain on sale of investment property	(6,753)	—	(6,753)	—
FFO	$16,208	$15,828	$48,576	$42,629
Amortization of above market leases, net	221	173	735	318
Straight line deferred rental revenue	(1,018)	(1,369)	(3,245)	(4,147)
Stock-based compensation expense	1,039	1,241	3,615	4,568
Amortization of debt issuance costs and other	571	538	1,600	1,468
Preacquisition expense	112	18	242	146
AFFO	$17,133	$16,429	$51,523	$44,982

Net income attributable to common stockholders per share – basic and diluted	$0.12	$0.06	$0.20	$0.13
FFO per share and unit	$0.23	$0.23	$0.70	$0.67
AFFO per share and unit	$0.25	$0.24	$0.74	$0.71

Weighted Average Shares and Units Outstanding – basic and diluted	69,725	68,109	69,554	63,179

Weighted Average Shares and Units Outstanding:
Weighted Average Common Shares	65,518	64,204	65,443	59,398
Weighted Average OP Units	1,668	1,707	1,669	1,741
Weighted Average LTIP Units	2,539	2,198	2,442	2,040
Weighted Average Shares and Units Outstanding – basic and diluted	69,725	68,109	69,554	63,179

Global Medical REIT Inc.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

(unaudited, and in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income	$10,029	$5,368	$18,148	$12,855
Interest expense	6,963	4,830	17,166	14,887
Depreciation and amortization expense	14,415	11,942	41,630	34,222
Gain on sale of investment property	(6,753)	—	(6,753)	—
EBITDAre	$24,654	$22,140	$70,191	$61,964
Stock-based compensation expense	1,039	1,241	3,615	4,568
Amortization of above market leases, net	221	173	735	318
Preacquisition expense	112	18	242	146
Adjusted EBITDAre	$26,026	$23,572	$74,783	$66,996